EXHIBIT 10.2

FIRST AMENDMENT

TO

RETENTION AGREEMENT

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS FIRST AMENDMENT TO RETENTION AGREEMENT AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Amendment”) is made and entered into as of September 12, 2016, by and among Hilltop Holdings Inc. (“Purchaser”), on behalf of itself and all of its subsidiaries, PlainsCapital Corporation (formerly known as Meadow Corporation) (“Company”), and Alan B. White (“Executive”).  Each initially capitalized term used, but not otherwise defined herein, shall have the meanings assigned to it in the Retention Agreement (hereinafter defined).

RECITALS:

WHEREAS, Company, Purchaser and Executive are parties to that certain Retention Agreement, dated as of May 8, 2012 (the “Retention Agreement”);

WHEREAS, Company, Purchaser and Executive desire to amend the Retention Agreement to the extent provided in this Amendment; and

WHEREAS, Company desires to assign to Purchaser, and Purchaser desires to assume from Company, the Retention Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Amendment to the Retention Agreement.  The Retention Agreement is hereby amended as follows:

A.                                    Section 3(a) of the Retention Agreement is hereby deleted in its entirety and replaced with the following:

“(a)                                         During the Employment Period, the Executive shall (i) serve as the (A) Co-Chief Executive Officer of the Purchaser, (B) Vice-Chairman of the Purchaser Board (hereinafter defined) and (C) Chairman of the  Executive Committee of the Purchaser Board, with such authority, power, duties and responsibilities as are commensurate with the positions set forth in clause (A) and as are customarily exercised by a person holding such position in an organization of a similar size and nature and with respect to the positions set forth in clauses (B) and (C), with the authority, power, duties and responsibilities as may be assigned to the Executive by the Chairman of the Purchaser from time to time; (ii) report directly to the Board of Directors of the Purchaser (the “Purchaser Board”); and (iii) perform his duties at the Purchaser’s or the Company’s headquarters in Dallas, Texas.  The Purchaser Board shall appoint the Executive to the positions specified above throughout the Employment Period.”

B.                                    Section 4(b) of the Retention Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Annual Bonus.  With respect to each fiscal year of the Purchaser ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) as determined by the Compensation Committee in its discretion and subject to the terms of the bonus plan applicable to the Executive.  Notwithstanding the immediately preceding sentence, the Annual Bonus for any given year shall be as follows: (i) if net income applicable to common shareholders of the Purchaser as determined in accordance with GAAP for the fiscal year then ended is in excess of $70.0 million, then the Annual Bonus shall be an amount equal to the Annual Base Salary and (ii) if net income applicable to common shareholders of the Purchaser as determined in accordance with GAAP for the fiscal year then ended is equal to or less than $70.0 million (but not less than $15.0 million), then the Annual Bonus shall be an amount that is not less than the average bonus paid to the Executive by the Seller in respect of the three completed calendar years immediately preceding the Effective Date.  Any earned Annual Bonus shall be paid to the Executive pursuant to the terms of the applicable bonus plan as in effect from time to time, subject to deferral by the Purchaser or the Executive pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      Assignment and Assumption.  Company hereby assigns to Purchaser all Company’s rights, title and interest in, under and to the Retention Agreement.  Purchaser hereby accepts the assignment of Company’s rights, title and interest in, under and to the Retention Agreement, and hereby assumes, undertakes and agrees to perform and discharge all of Company’s duties and obligations under the Retention Agreement, subject to the terms thereof.  Executive hereby acknowledges and assents to the assignment of the Retention Agreement from Company to Purchaser.

3.                                      Miscellaneous.

A.                                    Effect of Amendment.  Each of Company, Purchaser and Executive hereby agree and acknowledge that, except as expressly provided in this Amendment, the Retention Agreement remains in full force and effect and has not been modified or amended in any respect, it being the intention of each of Company, Purchaser and Executive that this Amendment and the Retention Agreement be read, construed and interpreted as one and the same instrument.  To the extent that any conflict exists between this Amendment and the Retention Agreement, the terms of this Amendment shall control and govern.

B.                                    Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  For purposes of determining whether a party has signed this Amendment or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile or portable document format (pdf) copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

IN WITNESS WHEREOF, each of Company, Purchaser and Executive has executed this Amendment as of the day and year first above written.

PURCHASER:		EXECUTIVE:

Hilltop Holdings Inc.

By:	/s/ JEREMY B. FORD	/s/ ALAN B. WHITE
Name:	Jeremy B. Ford	Name: Alan B. White
Title:	Co-Chief Executive Officer

COMPANY:

PlainsCapital Corporation
(formerly known as Meadow Corporation)

By:	/s/ COREY G. PRESTIDGE
Name:	Corey G. Prestidge
Title:	Secretary